UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 26, 2006

Mesa Offshore Trust

(Exact name of registrant as specified in its charter)

Texas	1-8432	76-6004065
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

JPMorgan Chase Bank, N.A., Trustee	78701
Institutional Trust Services	(Zip Code)
221 West Sixth Street
Austin, Texas
(Address of principal executive offices)

Registrant’s telephone number, including area code: (512) 479-2562

NOT APPLICABLE

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐               Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐               Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐               Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐               Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01            Other Events

On July 26, 2006, Mesa Offshore Trust issued a press release announcing operational updates on certain Trust properties based on information provided by the working interest owners.

On Brazos A-39, the Trustee has been informed that the well completed in the Big Hum 4 sand came on line April 20, 2006.  However, this well has been shut in from time to time since then as the operator has encountered and addressed hydrogen sulfide issues.  The well has also produced a carbon dioxide content that exceeds pipeline specifications. This higher content requires to operator to mix production at the platform with production from other fields in order to transport the product.  Production is being routed to the A-52C platform owned by Noble.  That platform is being operated by Arena, which is also serving as the contract operator for the Midway property. The well was shut in July 21, 2006 by Williams Pipeline due to reported detection of mercury in the gas stream.    Timing for resolution of this issue is not yet clear. The last flow rate prior to shut in was 2,800 Mcf per day with 4200 psi flowing tubing pressure, with a gradually declining flowing pressure.

The Trustee has been informed the operator on the West Delta 61 block still has not been able to provide any estimates of when production will resume. The West Delta properties have been shut in since August 27, 2005 due to damage to the platform, the pipeline and the sales terminal.

A copy of the press release is filed as Exhibit 99.1 hereto.

Item 9.01            Financial Statements and Exhibits.

(c)	Exhibits.
Exhibit 99.1 Mesa Offshore Trust Press Release dated July 26, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mesa Offshore Trust
	By:	JPMorgan Chase Bank, N.A., as Trustee
Date: July 26, 2006	By:	/s/ Mike Ulrich
Mike Ulrich
Vice President and Trust Officer

EXHIBIT INDEX

Exhibit	Description

99.1	Mesa Offshore Trust Press Release dated July 26, 2006.